Exhibit 10.9

FORM OF RESTRUCTURING AMENDMENT TO CRESTLINE MANAGEMENT AGREEMENT

This Restructuring Amendment to Management Agreement (this “Amendment") is dated as of May 11, 2021 (“Execution Date”) and made effective as of the Plan Effective Date (as hereinafter defined) by and among CRESTLINE HOTELS & RESORTS, LLC, a Delaware limited liability company, with an address of 3950 University Drive, Suite 301, Fairfax, Virginia 22030 (“Management Company”) and [ ], each with an address at c/o Hospitality Investors Trust, Inc., 11325 Random Hills Road, Suite 360, Fairfax, Virginia 22030 (individually or collectively, as the context may require, “TRS”).

RECITALS:

WHEREAS, TRS and Management Company are parties to that certain management agreement (as amended and assigned, collectively, the “Management Agreement”). Any capitalized terms referred to in this Amendment that are not defined herein shall have the meaning assigned to such terms in the Management Agreement.

WHEREAS, as of the Execution Date, the Management Agreement includes those Hotels identified on Exhibit A attached hereto.

WHEREAS, each TRS is an indirect subsidiary of Hospitality Investors Trust, Inc., a Maryland corporation (“HIT”), and Hospitality Investors Trust Operating Partnership, LP, a Delaware limited partnership (“HITOP”).

WHEREAS, HIT, HITOP and Brookfield Strategic Real Estate Partners II Hospitality REIT II, LLC (together with any Affiliates thereof which are permitted successors and assigns of its interest in HIT and HITOP, the “Brookfield Investor”) expect to enter into a Restructuring Support Agreement (the “Restructuring Agreement”) pursuant to which the Brookfield Investor will acquire all of the common stock of HIT through a pre-packaged Chapter 11 bankruptcy of HIT and HITOP substantially in accordance with the Restructuring Agreement (the “HIT Bankruptcy Proceeding”).

WHEREAS, simultaneously with the execution of this Amendment, Management Company is simultaneously entering into amendments to the management agreements for other hotels owned by HIT and managed by Management Company, which agreements are identified on Exhibit B attached hereto (such management agreements, as heretofore and hereinafter amended are collectively referred to as the “Related Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto agree as follows:

1.

The parties acknowledge and agree that the terms and provisions set forth in this Amendment shall become effective only on the effective date of a Chapter 11 plan under the HIT Bankruptcy Proceeding substantially in accordance with the Restructuring Agreement pursuant to which the Brookfield Investor has acquired a controlling interest in HIT (such date, the “Plan Effective Date”). If such Plan Effective Date does not occur prior to October 15, 2021, the parties agree that this Amendment shall become null and void ab initio without further action by the parties. For the avoidance of doubt, none of the provisions of this Amendment shall be applied retroactively to any period preceding the Plan Effective Date.

2.	Each of Management Company and TRS agrees that the Management Agreement is hereby further amended as follows:

(a)	Article II is hereby amended by adding the following terms in the appropriate alphabetical order:

“Knowledge” means, with respect to Management Company, the actual knowledge of any Vice President of Operations of Management Company or any other senior executive of the Management Company who oversees the portfolio of Hotels in question.

“Material Contract” has the meaning set forth in Section 1.02 B.

“Material Centralized Services Contract” has the meaning set forth in Section 1.02 B.

“No Cause Restricted Hotels” has the meaning set forth in Section 5.01 B(i).

“No Cause Termination Fee” has the meaning set forth in Section 5.01 B(i).

“No Cause Termination Requirements” has the meaning set forth in Section 5.01 B(i).

“Sale Termination Fee” has the meaning set forth in Section 5.01 B(ii).

“Sale Termination Requirements” has the meaning set forth in Section 5.01 B(ii).

“Termination Date” means the effective date of a Termination in accordance with the applicable Termination Notice or such later date as set forth in this Agreement.

(b)	The definition of “Termination” in Article II is hereby replaced in its entirety with the following definition:

“Termination” means the expiration or sooner cessation of this Agreement, and any initially capitalized variations of this term (such as “Terminate” and “Terminated”) shall be interpreted as references to the defined term “Termination”.

(c)	Section 1.02 is hereby amended by referring to the existing provision as 1.02 A and adding the following provision as a new Section 1.02 B.

B. Notwithstanding the foregoing, Management Company shall submit for approval by TRS any contract with respect to one or more individual Hotels to the extent such contract (i) exceeds one (1) year in term and is not otherwise terminable without the payment of penalty upon sixty (60) days’ notice or (ii) the aggregate expenditures under such contract are reasonably expected to exceed $10,000 in the aggregate per annum (each, a “Material Contract”); provided, however, “Material Contracts” shall specifically exclude contracts for Centralized Services and employment or staffing contracts. In regard to contracts that would otherwise meet the definition of a “Material Contract” but are for Centralized Services (each, a “Material Centralized Services Contract”), Management Company agrees to enter into good faith discussions with TRS and take into consideration any recommendations TRS may provide with respect to such Material Centralized Services Contract, provided, however, Management Company shall have the final determination and sole right, authority and power to enter into any contract for Centralized Services, including, without limitation, each Material Centralized Service Contract. With respect to any approval request for a Material Contract, Management Company shall state in such approval request in all capitalized letters that failure of TRS to respond to such approval request within the specified time period shall be deemed the consent of TRS. In the event that TRS fails to respond in writing to such request for approval of any Material Contract within ten (10) days of delivery, TRS shall be deemed to have approved such Material Contract. In the event Management Company enters into any Material Contract with respect to any one or more individual Hotels without TRS’s approval or deemed approval as set forth above, such action shall not constitute an Event of Default hereunder by Management Company with respect to such Hotel unless Management Company commits such a default (and fails to cure (to the extent curable) from and after receipt of notice from TRS, including the payment of any out-of-pocket expenses to effect such cure, and indemnifies and hold harmless TRS and its Affiliates from any damages or liabilities resulting therefrom) more than once in any consecutive twelve (12) month period. The parties agree (without limiting any other possible approaches to “curing” the execution of a Material Contract without TRS’s approval) that modifying a Material Contract in a manner such that it no longer meets the definition of a “Material Contract” constitutes an acceptable “cure”. An Event of Default under this provision shall only entitle TRS’s Termination of the Management Agreement with regard to the individual Hotel(s) and not the other Hotels under this Agreement. Management Company agrees to notify TRS promptly upon obtaining Knowledge that Management Company has entered into any Material Contract with respect to any individual Hotel(s) without TRS’s prior approval or deemed approval as set forth above.

(d)	Section 5.01 is hereby deleted and replaced in its entirety with the following:

A. Term. The initial term (“Initial Term”) of this Agreement shall commence on the Effective Date, and, unless sooner Terminated as provided in this Agreement, shall continue for a period ending on December 31 of the calendar year in which occurs the twentieth (20th) anniversary of the Management Commencement Date. Following the expiration of the Initial Term, this Agreement shall, unless Terminated pursuant to the provisions of this Agreement, continue in force and be automatically extended for three (3) successive five (5)-year terms (each, a “Renewal Term”) unless either party provides written notice of Termination to the other at least one hundred twenty (120) days prior to the end of the then-current term.

B. Termination by TRS. Notwithstanding the foregoing, TRS shall have the right to Terminate this Agreement with respect to individual Hotels as follows:

(i) No Cause Termination. Subject to the last sentence of this clause (i) and in addition to the rights under Section 5.01 B (ii) below, TRS shall have the right to Terminate this Agreement with respect to an individual Hotel by providing to Management Company a Termination Notice to be effective on the applicable date under the Termination Notice pursuant to the terms hereof and upon (a) payment to Management Company on or prior to the Termination Date of a termination fee equal to the Management Fees paid to Management Company for such Hotel(s) during the trailing twelve (12) month period (after normalizing such Management Fees to account for any rooms which may have been vacant during such period as a result of PIP work or other construction, repair, or improvement work at such Hotel) calculated as of the Termination Date (such fee, the “No Cause Termination Fee”) and (b) compliance with Sections 5.02, 12.04 B, 14.02 and 17.04 hereof (collectively, the “No Cause Termination Requirements”). Notwithstanding the foregoing, TRS shall not have the right to Terminate this Agreement under this clause 5.01 B (i) or any Related Agreements under similar provisions under any of the following circumstances: (x) for more than eight (8) Hotels in the aggregate under this Agreement and the Related Agreements during the Term (as defined in this Agreement or the applicable Related Agreement, as the context may require); or (y) for more than two (2) Hotels in any given calendar year in the aggregate under this Agreement and the Related Agreements; or (z) with respect to any Hotel listed on Exhibit C hereto (the “No Cause Restricted Hotels”).

(ii) Termination Upon Sale of Hotel. In addition to the Termination rights under Section 5.01 B (i) above, TRS shall have the right to Terminate this Agreement with respect to one or more individual Hotels (including, without limitation, any No Cause Restricted Hotels) effective immediately upon the closing of a sale of such Hotels (whether direct or indirect, alone or as part of a portfolio transaction, and whether by way of merger, consolidation, or otherwise) (the “Termination Date”) and upon payment to Management Company on or prior to the Termination Date of (a) a termination fee equal to the Management Fees paid to Management Company during the trailing twelve (12) month period (after normalizing such Management Fees to account for any rooms which may have been vacant during such period as a result of PIP work or other construction, repair, or improvement work at such Hotel) calculated as of the Termination Date, multiplied by (x) two and one-half (2.5) if such Termination occurs on or before December 31, 2023; (y) two (2.0) if such Termination occurs during the calendar year 2024; or (z) one and one-half (1.5) if such Termination occurs on or after January 1, 2025 (as applicable, the “Sale Termination Fee”) and (b) compliance with Sections 5.02, 12.04 B, 14.02 and 17.04 hereof (such requirements, collectively, the “Sale Termination Requirements”).

(iii) Replacement. In addition, if TRS conducts a sale of one or more individual Hotels (whether, directly or indirectly, alone or as part of a portfolio transaction, and whether by way of merger, consolidation or otherwise) prior to April 1, 2023, TRS shall have the right to Terminate this Agreement with respect to such Hotel if TRS concurrently adds to this Agreement as a “Hotel” a hotel (“Replacement Hotel”) that (A) is owned by an Affiliate of TRS as of the date of the sale of the Hotel in question (the “Sale Date”); (B) is, at the time of the Sale Date, subject to a management agreement that (I) has a term of one year or less, and/or (II) includes a right to terminate without cause upon notice of one year or less; and (C) has, as of the Sale Date, the same or greater historical annual revenue, over the year preceding the Sale Date, as the Hotel that is being Terminated (such addition of a Replacement Hotel in accordance with this paragraph, a “Property Replacement”).

For the avoidance of doubt, any Termination in accordance with Section 5.01 B(ii) or 5.01 B(iii) shall not be subject to Section 20.01 (Sale of the Hotel) of this Agreement.

(e)	Section 6.01 A is hereby deleted and replaced in its entirety with the following:

A. Base Management Fees. In consideration of the services to be performed during the Term of this Agreement by Management Company, Management Company shall be paid a periodic base management fee (“Base Management Fee”) in the amount of (i) two and three quarters percent (2.75%) of Gross Revenues for each Accounting Period from and after the Plan Effective Date through and including December 31, 2022; and (ii) two and one half percent (2.5%) of Gross Revenues for each Accounting Period from and after January 1, 2023. Each such periodic fee shall be paid to Management Company (or retained by Management Company as provided below) at such time as the final monthly report for such Accounting Period is submitted to TRS as provided in Section 6.02 A below.

(f)

The parties agree to negotiate in good faith to revise the Incentive Fee payable pursuant to Section 6.01 B of the Management Agreement to provide for incentive fees that are better correlated to optimal business performance. However, absent an agreement by the parties on a new incentive fee structure, the Incentive Fee payable pursuant to Section 6.01 B of the Management Agreement shall remain unmodified.

(g)	The second sentence of Section 6.02 A is hereby replaced with the following:

With respect to each individual Hotel, Management Company shall retain any periodic Base Management Fee and Incentive Fee due Management Company and shall remit on a monthly basis by electronic wire transfer to TRS all amounts in the Operating Accounts in excess of the minimum amount of Working Capital required under Section 7.01 A with respect to such Hotel. A failure by Management Company to comply with the terms of this Section 6.02 A will constitute an Event of Default only in the event that (a) such failure is material (taking into account that working capital requirements and needs are calculated and estimated on an aggregate basis across the portfolio of Hotels under this Agreement), and (b) such a material aggregate failure occurs and is not cured (after notice from TRS following each such breach and the opportunity to cure in accordance with Section 16.01 E) more than once in any consecutive twelve (12) month period.

(h)	Section 6.04 is hereby deleted in its entirety.

(i)	Section 7.01 A is hereby deleted and replaced in its entirety with the following:

During the Term of this Agreement, TRS shall provide to Management Company the funds necessary to supply the Hotel with Working Capital and Inventories such that the minimum balance at any given time in the Hotel’s Operating Accounts is no less than Five Hundred Dollars ($500) per guest room (or, if necessary, such greater amount as Management Company reasonably estimates is necessary to pay forecasted liabilities coming due within the next thirty (30) days and excluding any contingency reserves unless approved by TRS). Management Company agrees to use good faith commercially reasonable efforts to keep TRS informed on a regular basis. Working Capital so advanced shall remain the property of TRS throughout the Term of this Agreement, and Management Company shall make no claim thereto.

(j)

The text of each of Section 8.02 D and Section 8.02 E is hereby deleted in its entirety and replaced with the words “[Intentionally Deleted]”. The following is hereby added to the end of Section 8.02 C:

Notwithstanding the foregoing sentence and as is consistent with the current practices between the parties, Management Company shall submit a written request for approval by TRS of each FF&E expenditure with respect to any individual Hotel, including if such expenditure is part of the FF&E Estimate, which request may be granted or denied by TRS in its sole discretion, provided, however, that TRS’s approval shall not be required for any ordinary course day-to-day non-material operational FF&E expenditures. Management Company shall have the right to request written approval from TRS by sending a written notice in all capitalized letters that failure of TRS to respond to such approval request within the specified time period shall be deemed the consent of TRS. In the event that TRS fails to respond in writing to such request for approval within (x) two (2) business days to the extent such expenditure is required by law (including, without limitation, any law, ordinance, code or regulation of any governmental authority or agency having jurisdiction over the business or operation of the Hotel) or (y) ten (10) days with respect to all other material FF&E expenditures, TRS shall be deemed to have approved such material FF&E expenditure. Notwithstanding the foregoing, Management Company shall have the right to make any material FF&E expenditure without first obtaining the approval of TRS if such expenditure, in Management Company’s reasonable opinion, is necessary to avoid the imminent risk of harm relating to the health or safety of persons, provided, however, that Management Company shall give concurrent notice to TRS of the amount of such emergency expenditure and the reasons why TRS’s consent was not obtained. In the event Management Company makes any material FF&E expenditures with respect to any individual Hotel without TRS’s prior written consent as required above, such failure shall not constitute an Event of Default hereunder by Management Company with respect to such individual Hotel unless Management Company makes any material FF&E expenditures without TRS’s prior written consent (and fails to cure (to the extent curable) from and after receipt of notice from TRS, including the payment of any out-of-pocket expenses to effect such cure and indemnifies and hold harmless TRS and its Affiliates from any damages or liabilities resulting therefrom) with respect to such Hotel more than once in any consecutive twelve (12) month period. An Event of Default under this provision shall only entitle TRS’s Termination of the Management Agreement with regard to the individual Hotel and not the other Hotels under this Agreement. Management Company agrees to notify TRS promptly upon obtaining Knowledge that Management Company has made any material FF&E expenditures with respect to any individual Hotel without TRS’s prior approval or deemed approval as set forth above.

(k)	The last sentence of Section 8.03 A is hereby deleted and replaced in its entirety with the following:

As is consistent with the current practices between the parties, Management Company shall submit a written request for written approval by TRS of each TRS-Funded Capital Expenditure with respect to any individual Hotel, including if such expenditure is part of the Capital Expenditures Estimate, which request may be granted or denied by TRS in its sole discretion. Management Company shall have the right to request written approval from TRS by sending a written notice in all capitalized letters that failure of TRS to respond to such approval request within the specified time period shall be deemed the consent of TRS. In the event that TRS fails to respond in writing to such request for approval within (x) two (2) business days to the extent such TRS-Funded Capital Expenditure is required by law (including, without limitation, any law, ordinance, code or regulation of any governmental authority or agency having jurisdiction over the business or operation of the Hotel) or (y) ten (10) days with respect to all other TRS-Funded Capital Expenditures, TRS shall be deemed to have approved such TRS-Funded Capital Expenditure. Notwithstanding the foregoing, Management Company shall have the right to make any TRS-Funded Capital Expenditure without first obtaining the approval of TRS if such expenditure, in Management Company’s reasonable opinion, is necessary to avoid the imminent risk of harm relating to the health or safety of persons, provided, however, that Management Company shall give concurrent notice to TRS of the amount of such emergency expenditure and the reasons why TRS’s consent was not obtained. In the event Management Company makes any TRS-Funded Capital Expenditure with respect to any individual Hotel without TRS’s prior written consent as required above, such failure shall not constitute an Event of Default hereunder by Management Company with respect to such individual Hotel unless Management Company makes any TRS-Funded Capital Expenditures without TRS’s prior written consent (and fails to cure (to the extent curable) from and after receipt of notice from TRS, including the payment of any out-of-pocket expenses to effect such cure and indemnifies and hold harmless TRS and its Affiliates from any damages or liabilities resulting therefrom) with respect to such Hotel more than once in any consecutive twelve (12) month period. An Event of Default under this provision shall only entitle TRS’s Termination of the Management Agreement with regard to the individual Hotel and not the other Hotels under this Agreement. Management Company agrees to notify TRS promptly upon obtaining Knowledge that Management Company has made any TRS-Funded Capital Expenditures with respect to any individual Hotel without TRS’s prior approval or deemed approval as set forth above.

(l)	The reference to “December” in the first sentence of Section 9.03 A is hereby deleted and shall be replaced with “November”.

(m)	The following new sentence shall be added immediately after the first sentence of Section 9.03 A:

In the event Management Company fails to deliver such Preliminary Annual Operating Projection on or before the first day of November in any Fiscal Year with respect to any individual Hotel, such failure shall not constitute an Event of Default hereunder by Management Company with respect to such individual Hotel unless Management Company either (i) fails to deliver such Preliminary Annual Operating Projection on or before the tenth (10th) day of November in such Fiscal Year with respect to such Hotel or (ii) fails to deliver such Preliminary Annual Projection on or before the first day of November with respect to such Hotel in any two (2) consecutive fiscal years.

(n)	The first sentence of Section 12.05 C is hereby deleted and replaced in its entirety with the following:

TRS must participate in the coverage obtained by Management Company and/or its Affiliates specified in Section 12.01 A, Sub-paragraphs (v) through (ix); provided, however, that Management Company shall be required to cooperate with TRS in good faith to secure the most optimal insurance coverage set forth in Section 12.01 A, Sub-paragraph (vii) (i.e., coverage, terms, deductibles and pricing).

(o)	The first sentence and TRS’s notice address under Section 22.08 are hereby amended and restated as follows:

Notices, statements, approvals and other communications to be given under the terms of this Agreement shall be in writing and delivered (i) by hand against receipt, (ii) by certified mail, return receipt requested, (iii) by nationally recognized overnight courier, or (iv) by email provided that if Management Company is requesting an approval from TRS, the subject line of the email states the type of approval being requested:

To TRS:

c/o Hospitality Investors Trust, Inc.

11325 Random Hills Road, Suite 360

Fairfax, Virginia 22030

Attention:

Bruce A. Riggins, Chief Financial Officer and Treasurer

           Email: briggins@hitreit.com

           and

Mark Fowler, Senior Vice President Asset Management

Email: mfowler@hitreit.com

With a copy to:

Hospitality Investors Trust, Inc.

Park Avenue Tower

65 East 55th Street, Suite 801

New York, New York 10022

Attention: Paul C. Hughes, General Counsel

Email: phughes@hitreit.com

3.

This Amendment is executed by, and shall be binding upon and inure to the benefit of, the parties hereto and each of their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns. None of the provisions of this Amendment shall be for the benefit of or enforceable by any other person.

4.	This Amendment may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the parties hereto.

5.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and it will not be necessary in making proof of this Amendment or the terms of this Amendment to produce or account for more than one of such counterparts. All counterparts shall constitute one and the same instrument. Each party may execute this Amendment via a .pdf file of this Amendment. In addition, pdf signatures of authorized signatories of the parties shall be valid and binding and delivery of a facsimile or .pdf signature by any party shall constitute due execution and delivery of this Amendment.

6.

Except as specifically modified by this Amendment, all of the provisions of the Management Agreement are unchanged and continue in full force and effect. In the event of any conflicts between the Management Agreement and this Amendment, this Amendment shall control.

[Signatures Follow on Next Page]IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the Execution Date.

MANAGEMENT COMPANY:

CRESTLINE HOTELS & RESORTS, LLC, a Delaware limited liability company

By:

Name:

Title:

Date:

{continued}

TRS:

By:

Name:

Title:

Date: